UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 29, 2024

22nd Century Group, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-36338	98-0468420
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

321 Farmington Road, Mocksville, North Carolina	27028
(Address of Principal Executive Office)	(Zip Code)

Registrant’s telephone number, including area code: (716) 270-1523

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, $0.00001 par value	XXII	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 1.01	Entry into a Material Definitive Agreement.

Omnia Settlement and General Release

On April 29, 2024, 22nd Century Group, Inc. (the “Company”) entered into a General Release and Settlement Agreement (the “Agreement”) with Omnia Capital LP (“Omnia”). The Agreement settles and extinguishes all outstanding debt and interest owed to Omnia under the outstanding Subordinated Promissory Note dated March 3, 2023 (the “Old Note”) and the put provision contained the outstanding common stock purchase warrant dated March 3, 2023 (the “Old Warrant”), amounting to a total of approximately $5.2 million, for (i) a cash payment of $248,500; (ii) 1,150,000 shares of common stock and 1,150,000 immediately exercisable pre-funded warrants to purchase shares of common stock at an exercise price of $0.0001 that are exerciable until May 1, 2029 (at an effective per share price of $2.14) and (iii) 460,000 immediately exercisable warrants to purchase an equal number of shares of common stock at an exercise price of $2.14 until May 1, 2029 (the “New Warrant”). The New Warrant contains a put provision that permits the holder to require the Company to redeem the New Warrants, no earlier than May 1, 2025, for a purchase price equal to $2.675 per New Warrant. Subject to limited exceptions, a holder of pre-funded warrants and New Warrants will not have the right to exercise any portion of its warrants if the holder, together with its affiliates, would beneficially own in excess of 19.99% of the number of shares of our common stock outstanding immediately after giving effect to such exercise. As part of the Agreement, the parties agreed to terminate and cancel the Old Note and the Old Warrant and released all debts, claims or other obligations against each other occurring prior to the date of the Agreement.

The shares of common stock, the pre-funded warrants, the New Warrants and shares issuable upon conversion are being issued in a private placement and were exempt from registration under the Securities Act of 1933, as amended, in reliance on Section 4(a)(2) thereof as a transaction not involving a public offering and/or Rule 506 of Regulation D promulgated thereunder. The Company has agreed to file a registration statement on Form S-3 (or other appropriate form if the Company is not then S-3 eligible) providing for the resale by Omnia of the shares issued and issuable upon exercise of the warrants within five business days of the Agreement.

The foregoing summaries of the terms of the Agreement, pre-funded warrants and New Warrrants are subject to, and qualified in their entirety by, such documents attached hereto as Exhibits 10.1 and 4.1 and 4.2, respectively, and incorporated herein by reference. The provisions of the Agreement, including the representations and warranties contained therein, are not for the benefit of any party other than the parties to such agreement or as stated therein and are not intended as a document for investors and the public to obtain factual information about the current state of affairs of the parties to the documents and agreements. Rather, investors and the public should look to other disclosures contained in the Company’s filings with the SEC.

Other Agreements

On April 29, 2024, the Company settled an aggregate of $1,500,050.12 of ourstanding indebtedness under various commercial agreements for an aggregate of 700,958 shares of common stock at an effective price per share of $2.14. The shares of common stock were exempt from registration under the Securities Act of 1933, as amended, in reliance on Section 4(a)(2) thereof as a transaction not involving a public offering and/or Rule 506 of Regulation D promulgated thereunder.

Item 1.02	Termination of a Material Definitive Agreement.

The information required by this item is set forth in Item 1.01 of this Current Report and is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The information required by this item is set forth in Item 1.01 of this Current Report and is incorporated herein by reference.

Item 7.01:	Regulation FD Disclosure.

On April 30, 2024, the Company issued a press release regarding the information above in Item 1.01. A copy of the press release is furnished as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01(d):	Financial Statements and Exhibits.

Exhibit 4.1	Form of Common Warrant.
Exhibit 4.2	Form of Pre-Funded Warrant.
Exhibit 10.1	General Release and Settlement Agreement
Exhibit 99.1	Press Release
Exhibit 104	Cover Page Interactive Data File - The cover page XBRL tags are embedded within the inline XBRL document

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

22nd Century Group, Inc.

/s/ Lawrence Firestone
Date: April 30, 2024	Lawrence Firestone
Chief Executive Officer